Exhibit 10.31

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN
THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN
OMITTED AND FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION PURSUANT TO
RULE 24B-2 OF THE SECURITIES EXCHANGE
ACT OF 1934, AS AMENDED.

SUPPLY AGREEMENT

Between

ASH STEVENS, INC.

and

PHARMION CORPORATION

Dated: March 31, 2005

SUPPLY AGREEMENT	Page i

SUPPLY AGREEMENT

     THIS SUPPLY AGREEMENT (the “Agreement”) is made effective as of March 31, 2005 (“Effective Date”) between:

(1)	ASH STEVENS, INC., a Michigan corporation with its principal place of business at 5861 John C. Lodge Freeway, Detroit, Michigan 48202-3398 USA (“Ash Stevens”); and

(2)	PHARMION CORPORATION, a Delaware corporation with its principal office at 2525 28th St., Suite 200, Boulder, CO 80301 USA (“Pharmion”).

Pharmion and Ash Stevens are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

In consideration of the mutual agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ESSENTIAL TERMS AND CONDITIONS

The following are contractual essential terms and conditions collected together here solely for the convenience of the Parties:

A.	General. Ash Stevens desires to manufacture and supply to Pharmion the compound azacitidine (“Compound”, which is also known as 5-azacitidine) in accordance with the specifications referenced in Exhibit A hereto (the “Specifications”). Pharmion desires to purchase Compound from Ash Stevens for use or for inclusion in human pharmaceutical products for development, sale or other commercialization by Pharmion and its affiliates and licensees.

B.	Prices and Payment. Prices for Compound are as specified in Exhibit B hereto. Terms of payment are net 30 days from delivery to Pharmion of Compound and Ash Stevens’ invoice.

C.	Term and Termination. The initial term of this Agreement (the “Initial Term”) begins on the Effective Date and ends on May 31, 2011 (the “Initial Term Expiration Date”), unless earlier terminated by either Party pursuant to the provisions of this Agreement. The Term of this Agreement shall automatically be renewed for additional periods of two (2) years (each an “Automatic Extension Period”) unless either Party provides notice of its desire for this Agreement to expire at least one (1) year in advance of the relevant expiration date (a “Notice of Termination”). Upon the request of either Party made during the last year of the Initial Term, the Parties shall discuss in good faith their plans and intent for the renewal of this Agreement for any Automatic Extension Period. This Agreement may be terminated as provided in Section 4(b) hereof.

SUPPLY AGREEMENT	Page 1 of 25

D.	The Parties are also parties to that certain Process Development and Validation Agreement dated as of October 15, 2001, as amended by the First Amendment to Confidentiality Agreement and Process Development and Validation Agreement dated May 28, 2003 (the “Process Agreement”) and that certain Confidentiality Agreement dated as of October 15, 2001, as amended by the First Amendment to Confidentiality Agreement and Process Development and Validation Agreement dated May 28, 2003 (the “Confidentiality Agreement”).

TERMS AND CONDITIONS

1.	SUPPLY AND PURCHASE OF COMPOUND

          (a) General. Subject to and in accordance with the provisions of this Agreement, Ash Stevens shall manufacture and supply Compound to Pharmion (and Pharmion’s affiliates and licensees, as authorized and directed in writing by Pharmion from time to time subject to the rights of Ash Stevens under Section 1(g), hereinafter “Pharmion Designees”), as ordered by Pharmion pursuant to this Section 1. As authorized and directed by Pharmion, Pharmion Designees may exercise the rights of Pharmion pursuant to this Agreement pertaining to the supply of Compound. All sales of Compound to Pharmion and Pharmion Designees shall be subject to the terms and conditions of this Agreement.

          (b) Exclusivity.

(i)	Supplies by Ash Stevens. Ash Stevens shall exclusively manufacture and supply Compound to Pharmion and Pharmion Designees pursuant to this Agreement. Ash Stevens shall not during the Term of this Agreement (both during and after the Exclusivity Period (as defined below)) and for a period of five (5) years after expiration of the Term or termination pursuant to an uncured material breach by Ash Stevens of this Agreement, sell or provide Compound to any other person or entity anywhere in the world (the “Territory”).

(ii)	Purchases by Pharmion. Pharmion and Pharmion Designees shall exclusively purchase its requirements of the Compound for the Territory from Ash Stevens from the Effective Date until the Initial Term Expiration Date (the “Exclusivity Period”). After the Exclusivity Period and during any Automatic Extension Period, Pharmion and Pharmion Designees in their sole discretion may either (i) purchase from Ash Stevens all of its requirements of Compound for the Territory, or (ii) purchase a portion, or none of, its requirements of Compound for the Territory. Notwithstanding the foregoing, the Exclusivity Period shall terminate in the event that a Supply Shortage (as defined in Section 2(c) below) has occurred and Ash Stevens has failed to remedy the Supply Shortage as provided in Section 4(e) of this Agreement.

          (c) Orders. Pharmion and Pharmion Designees may order Compound from Ash Stevens by placing written purchase orders during the Term of this Agreement (“Orders”). During the Term Ash Stevens shall accept all such Orders which are for quantities which are not

SUPPLY AGREEMENT	Page 2 of 25

more than 120% of the quantities specified by Pharmion and Pharmion Designees in the then-current Rolling Forecast (as defined in Section 2(a) hereof) for the relevant period, and shall acknowledge promptly (and in any event within ten (10) business days) each Order in writing and confirm the delivery dates and the destinations specified in the relevant Order. During the Term, Ash Stevens shall timely make delivery on Orders for which the delivery date specified is at least [... *** ...] after the date of the Order. In the event of any inconsistencies between the terms of this Agreement and any Order issued by Pharmion and Pharmion Designees hereunder or any acceptance thereof by Ash Stevens, the terms of this Agreement shall govern.

          (d) Force Majeure. Neither Party shall be considered in default of the performance of any obligation hereunder to the extent that the performance of such obligation is prevented or delayed by fire, flood, earthquake, explosion, strike, acts of terrorism, war, insurrection, embargo, government requirement, civil or military authority, act of God, or any other event, occurrence or condition which is not caused, in whole or in part, by that Party, and which is beyond the reasonable control of that Party (each a “Force Majeure Event”); provided, however, that Ash Stevens shall notify Pharmion promptly of anticipated delivery delays and shall use commercially reasonable efforts to fill delayed Orders as soon as possible. Pharmion may cancel any Order, in whole or in part, which is delayed more than thirty (30) days after the delivery date in such Order, but only if Ash Stevens has performed no work on such Order. For the avoidance of doubt, any failure by suppliers to Ash Stevens to timely deliver starting materials, ingredients, resources and services used to make the Compound when properly ordered by Ash Stevens shall be considered a Force Majeure Event.

          (e) Purchase Prices and Payment. Prices for Compound are as specified in Exhibit B hereto. Ash Stevens shall invoice Pharmion for the purchase price of all quantities of Compound purchased hereunder concurrently with Ash Stevens’s shipment thereof to Pharmion, or for the safety stock of Compound specified in Section 2(b) hereof, when such Compound is placed in such safety stock for Pharmion by Ash Stevens. All amounts properly invoiced by Ash Stevens hereunder shall be due and payable thirty (30) days from Pharmion receipt of such invoices. Payment may be made by corporate check or by wire transfer of funds to such account in the name of Ash Stevens as Ash Stevens may designate by notice to Pharmion. Unless otherwise agreed by Ash Stevens in writing, all payment for Compound purchased by Pharmion Designees shall be charged and invoiced to the account of Pharmion and Pharmion shall pay all such invoices in accordance with the terms set forth herein.

          (f) No Diligence Requirement for Pharmion. Nothing in this Agreement or any other agreement between the Parties shall obligate Pharmion to commence or continue manufacture of products incorporating Compound, or otherwise commercialize the Compound or such products. If Pharmion permanently discontinues the manufacture of products incorporating Compound, then Orders which have been issued by Pharmion and accepted by Ash Stevens shall not be deemed to be cancelled, and the Parties shall fulfill their respective obligations related to such Orders as provide herein unless otherwise agreed in writing.

          (g) Pharmion shall be the guarantor of, and be fully responsible for, all payment and other obligations incurred by Pharmion Designees for Orders. Upon any failure by any Pharmion Designee to pay amounts owing to Ash Stevens or otherwise fail to perform its

SUPPLY AGREEMENT	Page 3 of 25

*** Confidential Treatment Requested

obligations hereunder, Ash Stevens shall be entitled to full and prompt compensation by Pharmion for all outstanding payment and other obligations incurred by Pharmion Designees for Orders. In consideration for the right of Pharmion Designees to have Orders filled by Ash Stevens hereunder, Pharmion hereby agrees to indemnify and hold harmless Ash Stevens from and against any and all losses, obligations, liabilities and expenses (including attorneys’ fees) for claims, demands, actions and proceedings arising in connection with Orders by any Pharmion Designee if such losses, obligations, liabilities and expenses would be indemnified by Pharmion pursuant to Section 9(c) hereof if Pharmion were the purchaser of the Compound. Notwithstanding anything herein to the contrary, Ash Stevens may in its sole discretion require that each Pharmion Designee that is not an affiliate of Pharmion enter into a supply agreement on substantially the same terms as this Agreement as a condition to submitting any Order hereunder.

2.	ROLLING FORECAST; SAFETY STOCK

          (a) Rolling Forecast. Pharmion shall provide Ash Stevens with a twelve (12) month rolling delivery forecast of the quantity of Compound that Pharmion and Pharmion Designees intends to purchase from Ash Stevens in the periods specified (the “Rolling Forecast”). The first six months of the Rolling Forecast (the “Firm Period”) shall be binding, subject to the next sentence, and the last six months of the Rolling Forecast (the “Estimate Period”) shall be non-binding. Pharmion shall update the Rolling Forecast every three (3) months; provided, however, in each such update, Pharmion may (i) revise (increase or decrease) the Rolling Forecast for the Estimate Period, and (ii) increase the Rolling Forecast for the Firm Period by a maximum of [... *** ...] from the quantities specified in the most recent prior Rolling Forecast but may not decrease such forecast quantities, unless otherwise agreed to in writing by Ash Stevens. Pharmion shall inform Ash Stevens as soon as possible if Pharmion reasonably expects that Orders for Compound would vary significantly (more than 20%) from the Rolling Forecast but while Ash Stevens will endeavor to satisfy Pharmion’s increased demand using commercially reasonable efforts, it is understood and agreed that Ash Stevens shall in no event be obligated to deliver quantities of Compound in excess of those quantities properly forecast in accordance with this Section 2(a).

          (b) Safety Stock. During the Term of this Agreement, as directed by Pharmion in its Orders, Ash Stevens shall manufacture and maintain a “safety stock” of Compound. Pharmion shall have discretion to determine the quantity of such safety stock from time to time, which shall become the property of Pharmion upon payment in full therefor in accordance with this Agreement. For the avoidance of doubt, quantities of Compound Pharmion wishes to have maintained as a safety stock shall be subject to the forecasting procedures set forth in Section 2(a). Ash Stevens, when shipping Compound to Pharmion in accordance with this Agreement, shall manage such safety stock with its own inventories of Compound on a “first in, first out” basis to maximize shelf life and minimize spoilage. Ash Stevens shall properly store all inventories of Compound (including such safety stock) prior to delivery pursuant to Section 3 hereof in accordance with the Specifications, cGMPs and the instructions of Pharmion; such storage shall be at Ash Stevens’ cost, except for the storage of such safety stock (for time periods after the date the relevant quantities of the Compound are released into safety stock until delivered to Pharmion) for which Pharmion shall pay Ash Stevens [... *** ...]. Title to such safety stock shall pass to Pharmion upon payment by

SUPPLY AGREEMENT	Page 4 of 25

*** Confidential Treatment Requested

Pharmion for such safety stock pursuant to Section 1(e) hereof. Ash Stevens shall segregate from other inventory and clearly mark such safety stock as the property of Pharmion, and shall not permit any lien, claim or encumbrance to apply to such safety stock. Risk of loss for such safety stock shall pass to Pharmion when actually delivered in accordance with Section 3 hereof. Pharmion may require Ash Stevens to ship such safety stock as directed by Pharmion at any time, at Pharmion’s expense pursuant to Section 3. Ash Stevens shall be entitled to invoice Pharmion for such safety stock storage charges and Pharmion shall pay all such invoices net 30 days from delivery of Ash Stevens’ invoice. In addition to the quantities of Compound held as safety stock as directed by Pharmion as contemplated by the foregoing, to further protect against shortages, Ash Stevens shall at its own expense maintain its own safety stock of Compound corresponding to not less than the greater of (i) [... *** ...], and (ii) [... *** ...] of the aggregate quantities ordered by Pharmion in the immediately preceding twelve (12) month period, with [... *** ...] of such additional safety stock levels to be achieved not later than nine (9) months after the Effective Date, and the full requirements of such additional safety stock levels to be achieved not later than eighteen (18) months after the Effective Date.

          (c) A “Supply Shortage” shall occur if, at any time during the Term, the quantities of Compound supplied by Ash Stevens to Pharmion or Pharmion Designees, as applicable, are less than (i) [... *** ...] of the quantities specified in Orders accepted by Ash Stevens over a period of three (3) consecutive months (the “[... *** ...] Trigger”); or (ii) [... *** ...] of the quantities specified in Orders accepted by Ash Stevens over a period of four (4) consecutive months (the “[... *** ...] Trigger”), or (iii) [... *** ...] of the quantities specified in Orders accepted by Ash Stevens over a period of six (6) consecutive months (the “[... *** ...] Trigger), where in each case such quantities were properly forecast and ordered by Pharmion or Pharmion Designees in accordance with this Section 2. In the event of a Supply Shortage, the provisions of Section 4(e) shall apply.

3.	SHIPMENT OF COMPOUND

          (a) Shipment. Deliveries of Compound shall be EXW (“Ex Works”, INCOTERMS 2000) Ash Stevens shipping dock. Upon the request of Pharmion, Ash Stevens shall at Pharmion’s expense ship Compound to such location in the United States of America as may be specified by Pharmion in the relevant Order. Pharmion may not specify delivery locations outside of the United States of America without the prior written agreement of Ash Stevens. Ash Stevens shall ship the Compound via carriers which have mutually agreed upon. Unless otherwise agreed to in writing, Pharmion shall pay all freight charges. Ash Stevens shall include a packing list in each shipment of the Compound providing the following information: (i) Purchase Order No.; (ii) Compound Code; (iii) Quantity; and (iv) Ash Stevens Lot Number; and the shipment shall include the Certificate of Analysis and Certificate of Compliance (confirming that the Compound has been manufactured in accordance with cGMPs). Ash Stevens shall also mail a copy of each packing list to the destination and to Pharmion (to the address specified by Pharmion, which may be different from the destination) for each shipment at the time of shipment. Ash Stevens shall comply with Pharmion’s or its designee’s Receiving Requirements,

SUPPLY AGREEMENT	Page 5 of 25

*** Confidential Treatment Requested

as further described in Exhibit C hereto without additional charge. Risk of loss for Compound shall pass to Pharmion when Compound is received by the carrier at Ash Stevens’ shipping dock.

          (b) Short Quantities. After receipt of each shipment of the Compound, Pharmion or its authorized representatives shall conduct a quantity count of such shipment. Pharmion shall notify Ash Stevens in writing of any obvious shortage in quantity of any shipment of the Compound within thirty (30) days after such receipt (a “Notice of Short Quantity”). A shipment of the Compound is to be considered to have fulfilled the quantity specified in the relevant Order if Pharmion or its representatives does not notify Ash Stevens about any objections within such time periods.

          (c) Defects. Pharmion and its representatives shall have the right, but not the obligation, to inspect and test the quality of any shipment of the Compound pursuant to Section 7(b) (Pharmion Inspection) hereof. Ash Stevens acknowledges and agrees that (i) each shipment of the Compound shall be tested and inspected by Ash Stevens prior to release in accordance with the Specifications and cGMPs pursuant to Section 7(a) (Release by Ash Stevens) hereof, (ii) Ash Stevens shall provide Pharmion with a certificate of analysis and other proper release documentation for each shipment of the Compound, (iii) Pharmion and Pharmion Designees may rely upon such certificate of analysis and other release documentation related to each shipment of the Compound, (iv) Ash Stevens at its cost shall make and retain “retention samples” for each shipment of the Compound, as required by Section 6(f) (Retention) hereof, and (v) Ash Stevens shall not be released of its obligations under this Agreement related to any shipment of the Compound which has not been inspected or tested by Pharmion or its representatives. If Pharmion or Pharmion Designee at any time rejects a shipment of Compound, written notice thereof shall be provided to Ash Stevens.

          (d) Disputes. If there is a dispute as to whether any portion of any shipment of the Compound is not in compliance with the requirements of this Agreement, such dispute shall be resolved by having a representative of Pharmion observe the performance of the analytical testing by Ash Steven’s personnel or by having Ash Stevens observe the performance of the analytical testing by Pharmion’s personnel. If the discrepancy results cannot be resolved in this manner, the testing shall be performed by an independent, mutually acceptable, qualified third party. If analytical testing results from Ash Stevens retention samples are different from analytical testing results from Pharmion retention samples when contemporaneously obtained in the same laboratory, then the results from the Ash Stevens retention samples shall govern and control.

          (e) Replacements; Refunds; Exclusive Remedies for Quantities. If a shipment is properly rejected by Pharmion, Ash Stevens will schedule another production run as soon as commercially reasonable thereafter and will deliver a new shipment if so requested in writing by Pharmion. In the event that Ash Stevens is unable to deliver a replacement shipment of Compound that conforms to the Specification, Ash Stevens shall refund any money paid by Pharmion for such shipment. Notwithstanding anything in this Agreement to the contrary, this Section 3(e) and Sections 4(b)(iii), 4(e) and Section 6(e) are the sole and exclusive remedies available to Pharmion and Pharmion Designees for any failure by Ash Stevens to supply Compound that meets the Specification, including, without limitation, any breach of the warranties and covenants provided by Ash Stevens in Section 9(a), or for a Supply Shortage,

SUPPLY AGREEMENT	Page 6 of 25

however, the foregoing shall not be construed to limit the indemnification obligations of either Party.

4.	TERMINATION; LICENSES

          (a) Term. The term of this Agreement (the “Term”) shall be the Initial Term, together with any applicable Automatic Extension Period(s), unless earlier terminated pursuant to Section 4(b) hereof.

          (b) Termination. This Agreement may be terminated prior to the expiration of the Initial Term or the current Automatic Extension Period, as relevant, as follows, but for no other reason:

(i)	For Cause. Either Party may terminate this Agreement for any material breach by the other Party ninety (90) days after a written notice containing details of the breach has been provided to the other Party, if the breach remains uncured at the end of the notice period; provided however, that the foregoing shall not apply to Supply Shortages (for which separate provision has been made hereunder).

(ii)	For Bankruptcy. Either Party may terminate this Agreement effective immediately with written notice to the other Party if the other Party shall file for bankruptcy, shall be adjudicated bankrupt, shall take advantage of applicable insolvency laws, shall make an assignment for the benefit of creditors, shall be dissolved or shall have a receiver appointed for its property.

(iii)	For Quality Concerns. Pharmion shall have the right to terminate this Agreement immediately if Ash Stevens has been determined under the procedures in Section 3(d) to be in material breach of any of its warranties contained in Section 9 and such breach has not been corrected in the manner provided in this Agreement to the reasonable satisfaction of Pharmion.

(iv)	Termination for Disbarment. Either Party may terminate this Agreement effective immediately upon notice if at any time during the Term the Other Party becomes debarred. Each Party shall notify the other Party immediately if at any time during the Term the Party or any of its officers or employees becomes debarred, or receives notice of action or threat of action with respect to its, his, or her debarment.

          (c) Fulfillment of Orders. If this Agreement is terminated as provided above by Pharmion, then (i) Pharmion may cancel without liability all outstanding Orders for which delivery has not been completed, as determined by Pharmion in its sole discretion, and (ii) such termination will not relieve Ash Stevens of its obligation to deliver Compound ordered by Pharmion prior to the effective date of termination (except to the extent Orders are so cancelled by Pharmion).

          (d) Survival. Upon the expiration or termination of this Agreement for any reason, the following provisions of this Agreement shall survive in accordance with their terms:

SUPPLY AGREEMENT	Page 7 of 25

Sections 2(b) (Safety Stock), 3(c) (Defects), 3(d) (Disputes), 3(e) (Replacements; Refunds), 4(c) (Fulfillment of Orders), 4(e) (Back-up Supply and Licenses), 6(b) (Regulatory Filings), 6(e) (Recalls), 6(f) (Retention), 6(g) (Further Cooperation), 7(b) (Pharmion Inspection) (such inspections after the expiration or termination of this Agreement and shall be at mutually agreeable times, with Pharmion paying Ash Stevens a fee of $200 per hour during such inspections (as such fee may be increased annually by Ash Stevens by not more than 5% per year)), 7(c) (Complaints), 8 (Health and Safety), 9 (Warranties and Indemnifications), 11 (Confidentiality and Proprietary Rights), 12 (Compliance with Law) and 13 (Other Provisions). The provisions of the Quality Agreement, as expressly specified therein to survive, shall also survive the expiration or termination of this Agreement and the Quality Agreement.

          (e) Back-up Supply and Licenses. If a Supply Shortage occurs under Section 2(c) and written notice of same by Pharmion to Ash Stevens has been given, then Ash Stevens shall have the opportunity to correct the Supply Shortage by supplying those quantities of Compound specified in Orders (which Orders had been properly forecast and submitted by Pharmion or Pharmion Designees and duly accepted by Ash Stevens) which quantities Ash Stevens had failed to supply and which failure resulted in triggering one of three alternative definitions of “Supply Shortage” as set forth in Section 2(c). From the date that the notice of a Supply Shortage is given, Ash Stevens shall have the following periods of time as applicable to correct the Supply Shortage: (i) [... *** ...] if due to the [... *** ...] Trigger, (ii) [... *** ...] if due to the [... *** ...] Trigger, and (iii) [... *** ...] if due to the [... *** ...] Trigger. If Ash Stevens has failed to correct the Supply Shortage within the applicable time period, then the Exclusivity Period shall terminate and Pharmion shall be entitled to exercise back-up supply rights under this Section 4(e) (the “Back-up Supply Rights”) and Pharmion shall thereafter be free to establish and utilize one or more alternative suppliers for the Compound. Upon failure by Ash Stevens to correct the Supply Shortage within the applicable time period, the Exclusivity Period shall terminate and shall not be considered to be reinstated merely because Ash Stevens manages to correct the Supply Shortage after the applicable time period for so doing has expired.

     Upon termination of the Exclusivity Period pursuant to this Section 4(e) and subject to the conditions and limitations set forth below in this Section 4(e), at the request of Pharmion, Ash Stevens shall provide such cooperation and assistance to Pharmion as reasonably required to establish such supplier(s) designated by Pharmion by written notice to Ash Stevens (each a “Back-up Supplier”). Any third party supplier who has received Ash Stevens’ process trade secrets or proprietary confidential information pertaining to the Compound (as disclosed for example in Ash Steven’ development report for the Compound, any batch production record for the Compound or within the CMC sections of the relevant NDA submissions to the FDA) from Pharmion or an affiliate of Pharmion, either directly or indirectly, shall for the purpose of payment of the Fee be deemed also to be a “Back-up Supplier”. Such cooperation and assistance may include reasonable assistance to facilitate the preparation of registrations, permits, qualifications and approvals from the relevant regulatory authorities so that such Back-up Supplier(s) shall be enabled to satisfy regulatory requirements necessary to commence manufacture and supply of Compound to Pharmion. Ash Stevens shall be responsible for all of its own reasonable costs and expenses incurred in association with rendering such cooperation and assistance. Upon termination of the Exclusivity Period pursuant to this Section 4(e) and subject to the provisions of this Section 4(e), at the request of Pharmion, Ash Stevens shall

SUPPLY AGREEMENT	Page 8 of 25

*** Confidential Treatment Requested

transfer to the Back-up Supplier(s) designated by Pharmion all Ash Stevens know-how or other confidential information within Ash Stevens’ possession that is necessary for the manufacture of Compound, provided that such Back-up Supplier(s) shall have entered into a confidentiality agreement with Ash Stevens in form and substance reasonably satisfactory to Ash Stevens for purposes of appropriately and reasonably protecting the confidentiality and restricting the use of any such Ash Stevens know-how or other confidential information.

     Ash Stevens hereby grants to Pharmion the following licenses (which together with the balance of this Section 4(e) shall survive the expiration or termination of this Agreement for any reason), subject to Pharmion’s compliance with the terms and conditions of this Agreement which pertain to the rights granted in such licenses (the “Licenses”):

(i)	From and after the Effective Date, a nonexclusive, royalty free license for the Territory, with the right to sublicense, to use all information and intellectual property rights owned or licensed by Ash Stevens, including Ash Stevens’ Inventions, to research, develop, make, have made, use, distribute, sell and otherwise commercialize products which include Compound.

(ii)	From and after the earlier of (A) the expiration or earlier termination of the Exclusivity Period, or (B) the expiration or earlier termination of this Agreement for any reason, a nonexclusive, royalty-free (except for any Fee payable hereunder) license for the Territory, with the right to sublicense, to use all information and intellectual property rights owned or licensed by Ash Stevens, including Ash Stevens’ Inventions, to research, develop, make, have made, use, distribute, sell and otherwise commercialize Compound.

     Except as expressly provided below, during the Fee Period (as defined below), Pharmion shall pay to Ash Stevens a fee of [... *** ...] of Compound (the “Fee”) for all quantities of Compound purchased or otherwise received from any Back-up Supplier(s) by Pharmion, its affiliates (including Pharmion Designees which are affiliates of Pharmion) and Pharmion Designees, and each of their respective licensee, sublicensees and any other third parties which derive their right to market and sell products containing the Compound from Pharmion or a Pharmion affiliate or a licensee of either of the foregoing (collectively, the “Covered Compound Purchasers”), either directly or indirectly. The Fee payable for any calendar quarter (or portion thereof) during the Fee Period shall be paid within ninety (90) days after the end of such calendar quarter and be accompanied by a report detailing the quantities of Compound sourced from third parties during such quarter and the calculation of the Fee payable for such quarter. The Fee will be payable during the period beginning immediately following any early termination of the Exclusivity Period (i.e. before its scheduled expiry on May 31, 2011) and ending on May 31, 2011 (the “Fee Period”), except as expressly provided below.

     The obligation to pay the Fee shall be suspended for a period two years immediately following any early termination of the Exclusivity Period (i.e. before its scheduled expiry on May 31, 2011) due to a Supply Shortage pursuant to this Section 4(e) that Ash Stevens has failed to correct within the applicable time period herein provided for so doing.

SUPPLY AGREEMENT	Page 9 of 25

*** Confidential Treatment Requested

     The Fee shall not be payable if Ash Stevens has materially breached its obligations under this Section 4(e), and failed to promptly cure such breach upon notice thereof, to transfer to the Back-up Supplier(s) the necessary know-how and confidential information and to provide cooperation and assistance as reasonably required, it being understood however that Ash Stevens shall be considered not to be in material breach of such obligations where the Back-up Supplier(s) has been unable or unwilling to receive or to make effective use of the information or assistance offered by Ash Stevens.

     The Fee shall not be payable in the event that the uncorrected Supply Shortage or uncured material breach of this Agreement by Ash Stevens is demonstrably due to Ash Stevens’ intentional breach of its obligations to manufacture and supply quantities of the Compound as properly forecasted, ordered and accepted hereunder (for example, because of Ash Stevens decides to allocate production capacity reserved for the production of the Compound for Pharmion to a different compound for another of its customers or fails to order necessary supplies). For the avoidance of doubt, the Fee shall remain payable for any termination of this Agreement under circumstances other than as set forth in the foregoing sentence.

     The Fee shall not be payable in respect of any Compound purchased after May 31, 2011.

     Notwithstanding any provision in this Agreement to the contrary, Ash Stevens shall be entitled to suspend (during any period of payment default) the Licenses under clause (ii) above, if sixty (60) days after written notice has been given to Pharmion of any failure to pay any amount on account of the Fee that is due and owing, such amount remains unpaid, provided that Pharmion may avoid such suspension if the Fee amounts disputed in good faith are deposited in escrow and supplemented as appropriate pending resolution of the dispute following the audit process provided in Section 13(o) hereof.

5.	COMPOUND CHANGES; STARTING MATERIALS

          (a) Compound Changes.

(i)	Approval Rights. Pharmion, in its sole discretion, shall have the sole right and authority to make and approve changes in the Specifications or the Compound; provided, however, that Ash Stevens shall have limited rights as provided in clause 5(a)(iii) to change suppliers of certain starting materials which do not have a supplier specified in the Specifications. As used in this Section 5, “Change Expenses” shall mean the costs to both Parties of making changes in the Specifications or the Compound, including, but not limited to, validation and development costs, capital expenditure costs and costs for any packaging components or other materials rendered unusable as a result of such changes; to the extent possible, the Parties shall agree upon the amount of Change Expenses in advance of the implementation of any such change. For purposes of Change Expenses, each Party shall account for the value of the time of its personnel at the rate of Two Hundred Dollars (US$200) per hour (as such fee may be increased annually by each Party by not more than 5% per year).

SUPPLY AGREEMENT	Page 10 of 25

(ii)	Required Changes. Ash Stevens shall promptly (and in any event within the time period specified by the applicable regulatory authority, or if no such time period is specified, within thirty (30) calendar days unless another suitable time period is mutually agreed by the Parties) make any change in the Specifications or the Compound required to address the requirements of regulatory authorities approved by Pharmion. Change Expenses for changes required to address the requirements of regulatory authorities shall be (i) paid for by Pharmion pursuant to clause 5(a)(iv) hereof if directed to the Compound specifically, or (ii) paid for by Ash Stevens pursuant to clause 5(a)(iii) hereof if directed to the operations of Ash Stevens generally (i.e., such modifications or changes are applicable to both the Compound and one or more other products manufactured by Ash Stevens). Any net cost decreases per kilogram for the Compound (after deduction of all Change Expenses) resulting from such changes shall be allocated as follows: [... *** ...].

(iii)	Discretionary Changes Requested by Ash Stevens. Ash Stevens shall notify Pharmion in advance and in writing, by submitting to Pharmion the form substantially as attached as Exhibit D, of any proposed change that Ash Stevens desires to make in the Specifications or the Compound or its components. No such change shall be made without Pharmion’s prior written approval pursuant to clause 5(a)(i), which approval (i) shall not be unreasonably withheld to change suppliers of certain starting materials which do not have a supplier specified in the Specifications or to make other changes that create no regulatory consequence for Pharmion, or (ii) may be withheld in Pharmion’s sole discretion for any other change. Change Expenses for any such changes requested by Ash Stevens (including costs to Pharmion) shall be paid by Ash Stevens without an increase in the prices for the Compound. Any net cost decreases per kilogram for the Compound resulting from such changes (after Ash Stevens has first fully recovered all of its investment in Change Expenses) shall be allocated as follows: [... *** ...].

(iv)	Discretionary Changes Requested by Pharmion. Pharmion may require that Ash Stevens make changes to the Specifications, materials, fabrication, manufacturing or packaging processes, provided that Pharmion shall consult with Ash Stevens prior to any such change regarding the feasibility and Change Expenses, to confirm among other things that such changes may be safely implemented at Ash Stevens’ facilities and are changes permitted under applicable law. Change Expenses for any such changes requested by Pharmion (including costs to Ash Stevens) shall be paid by Pharmion. In the event that raw materials costs or conversion costs are materially increased (as shall be documented and established by Ash Stevens) by such change, then the prices for the Compound shall be increased by an equal amount of such cost increases. Any net cost decreases per kilogram for the Compound resulting from such changes (after Pharmion has first fully recovered all of its investment in Change Expenses) shall be allocated as follows: [... *** ...].

SUPPLY AGREEMENT	Page 11 of 25

*** Confidential Treatment Requested

          (b) Second Sources for Key Starting Materials. The Parties acknowledge that as of the Effective Date there is only once source of the following two (2) starting materials for the Compound: 5-Azacytosine and tetra-O-acetyl—D-ribofuranose (the “Key Starting Materials”). In the event that either such source for a Key Starting Material, for whatever reason, ceases to be available during the Term, Ash Stevens at Ash Steven’s cost shall use commercially reasonable efforts to obtain and validate a replacement source including manufacture of the Key Starting Material 5-Azacytosine by Ash Stevens if Pharmion so requests.

          (c) Safety Stock of Key Starting Materials. During the Term, Ash Stevens at Ash Stevens’ cost shall obtain and maintain a “safety stock” of each Key Starting Material. The quantities of such safety stocks shall be sufficient for [... *** ...] of the quantities forecasted by Pharmion in its most recent Rolling Forecast.

6.	REGULATORY RESPONSIBILITIES

          (a) Quality Agreement. The “Quality Agreement” attached hereto as Exhibit E is incorporated into this Agreement by this reference as if the provisions of the Quality Agreement were fully set forth herein. In the event of any conflict between the provisions of this Agreement and the Quality Agreement, the provisions of this Agreement shall govern.

          (b) Regulatory Filings. Pharmion shall be responsible for complying with all applicable regulatory requirements relating to the sale or use of the Compound within the Territory, including pre-market filings, marketing approval submissions, and other requirements of the United States Food and Drug Administration and other regulatory authorities and obtaining a CE Mark in Europe.

          (c) CMC Sections. Pharmion will maintain, at its cost, all regulatory filings, including without limitation the Common Technical Document, for the Products. Pharmion will provide Ash Stevens with a copy of the regulatory file sections relevant to chemical manufacturing, testing by Ash Stevens, release, and all updates. Pharmion is responsible for preparing manufacturing, chemistry, and controls (“CMC”) sections of Regulatory submissions made by Pharmion. Ash Stevens may be required to assist in preparation of regulatory submissions related to CMC conducted at Ash Stevens and in answering any questions brought to Pharmion from Regulatory Authorities as a result of submissions made by Pharmion.

          (d) Batch Records. Ash Stevens will maintain the master batch records, the batch record specifications and the test records for the Compound. Suggestions for changes may originate from either Ash Stevens or Pharmion and will be documented by change notices (“CNs”), subject to Pharmion’s written approval of each CN, such approval not to be unreasonably withheld. The approval list for CNs will include a Pharmion representative in addition to Ash Stevens normal internal list. Any documentation to support the decision on the changes will be maintained by Pharmion and Ash Stevens. If a change is to be made to the master batch record, Ash Stevens will document it by a Change Order based on the CN.

          (e) Recalls. Each Party shall notify the other of any information, whether received directly or indirectly, which might affect the marketability, safety or effectiveness of the Compound and/or which might result in the Recall or seizure of the Compound or products

SUPPLY AGREEMENT	Page 12 of 25

*** Confidential Treatment Requested

incorporating the Compound. For purposes of this Agreement, a “Recall” shall mean any action: (i) by Pharmion to recover title to or possession of quantities of products incorporating the Compound sold or shipped to third parties (including, without limitation, the voluntary withdrawal of products incorporating the Compound from the market) or (ii) by any regulatory authorities to detain or destroy any products incorporating the Compound. “Recall” shall also include the election by Pharmion to refrain from selling or shipping quantities of such products to third parties which would have been subject to a Recall if sold or shipped. The Parties shall take all appropriate corrective actions, and shall cooperate in the investigations, related to a Recall. In the event that a Recall results from any cause or event arising from the defective manufacture, storage or handling of Compound determined in accordance with Section 3(d) to constitute a breach by Ash Stevens of this Agreement, Ash Stevens shall be responsible for all documented out-of-pocket expenses of Pharmion related to such Recall up to a maximum of [... *** ...]. For purposes of this Agreement, the expenses of Recall shall include the expenses of notification and destruction or return of the Recalled products, all other documented out-of-pocket costs incurred in connection with such Recall and the replacement of the Recalled products.

          (f) Retention. Ash Stevens shall maintain and retain for a period ending five (5) years following the end of the applicable calendar year in which a Lot reaches the end of its shelf life (or such longer period as may be required by law):

(i)	true and accurate books and records relating to its performance under this Agreement, including without limitation records of the manufacture, testing and shipping of Compound, at Ash Stevens’ cost;

(ii)	samples of Compound and starting materials as are necessary to (A) comply with regulatory requirements applicable to Ash Stevens or Pharmion, and (B) assist with resolving product complaints and other similar investigations, at Ash Stevens-’ cost; and

(iii)	supplies of qualified Azacitidine reference standard for the use of Pharmion and Pharmion Designees for analytical testing of Compound and finished products incorporating Compound, for purchase by Pharmion from time to time in its discretion for the prices specified in Exhibit F hereto.

Pharmion or an independent testing laboratory nominated by Pharmion may inspect and test Ash Stevens’s samples relating to Compound in accordance with standard industry practice upon reasonable written request.

          (g) Further Cooperation. The Parties shall cooperate with one another as may be reasonably necessary or appropriate to satisfy all governmental requirements and obtain all needed permits, approvals and licenses with respect to the development, manufacture, storage, packaging, marketing and sale of products incorporating the Compound. Such cooperation shall include, without limitation, communicating with regulatory authorities and making available as promptly as practicable all information, documents and other materials which result from the performance by Ash Stevens of its services hereunder which Pharmion is required to submit or which Pharmion may otherwise reasonably request in connection with governmental filings

SUPPLY AGREEMENT	Page 13 of 25

*** Confidential Treatment Requested

relating to the Compound or products incorporating the Compound. Ash Stevens shall not be paid any additional compensation to provide such assistance during the Term, but shall be paid after the Term a fee of $200 per hour per employee providing services for such cooperation (as such fee may be increased annually by Ash Stevens by not more than 5% per year) as approved in advance by Pharmion; the costs and expenses of such cooperation, if applicable, shall be subject to the Parties’ mutual agreement.

7.	QUALITY ASSURANCE

          (a) Release by Ash Stevens. All Compound shall meet the Specifications and shall be subjected to a quality control inspection and final release by Ash Stevens in accordance with Ash Stevens’ quality control standards and in compliance with cGMPs. As used in this Agreement, the term “cGMPs” means current good manufacturing practices as required by any applicable regulatory authority in the Territory, including without limitation pursuant to Parts 210 and 211 of Title 21 of the United States Code of Federal Regulations, the EU Good Manufacturing Guidelines, the International Conference on Harmonization Guidelines (including without limitation Section Q7A) and any other applicable laws, guidelines and/or regulations, together with the latest FDA and other applicable guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time.

          (b) Pharmion Inspection. Pharmion will have the right to inspect or audit the Compound for integrity and adherence to the Specifications and the requirements of this Agreement. If any of the Compound of a continuous production run or shipment (a “Lot”) fails to meet Ash Stevens’ warranties or to conform to the Specifications or the requirements of this Agreement, Pharmion may return such Lot at Ash Stevens’ expense for credit, refund or replacement. If Pharmion or any customer of Pharmion rejects or returns products incorporating Compound to Pharmion as a result of Compound performance problems, Pharmion shall notify Ash Stevens in writing within thirty (30) days. At Pharmion’s option and at Ash Stevens expense, Pharmion shall receive a credit, refund or replacement for such Compound. If Ash Stevens so requests, Pharmion will return any such Compound to Ash Stevens at Ash Stevens’ expense. The provisions of this Section 7(b) shall not limit Pharmion’s other rights hereunder.

          (c) Complaints. In the event that either Party receives any complaint regarding the Compound, it shall notify the other Party promptly. Ash Stevens shall evaluate each such complaint and respond to Pharmion in writing. Pharmion may also evaluate each such complaint. Pharmion shall have the sole right to conduct all follow-up and communication with third parties as it deems appropriate.

          (d) Quality Audits. Ash Stevens shall permit Pharmion and its representatives to review periodically Ash Stevens’ production and quality control procedures and records and to inspect Ash Stevens’ facilities at reasonable times with a representative of Ash Stevens present in order to assure satisfaction of the requirements of this Agreement. Such reviews and inspections shall not be more frequent than once per year, provided that the frequency of such reviews and inspections which are conducted for any reasonable cause shall not be limited, including without limitation in the event that (i) Ash Stevens shall receive a “Warning Letter” from the FDA relating to the manufacture, packaging or labeling of Compound by Ash Stevens,

SUPPLY AGREEMENT	Page 14 of 25

(ii) Pharmion has rejected a shipment of Compound for a mutually agreed upon failure to meet Specifications, or (iii) Pharmion or Ash Stevens shall have received a series of complaints (i.e., 2 or more complaints relating to manufacturing only of Compound) from third parties relating to the manufacturing process for Compound.

          (e) Regulatory Inspections. Ash Stevens will notify Pharmion immediately of, and shall permit, any inspection of its facilities by a federal, state or local regulatory agency as well as the results of such inspection. Pharmion shall have the right to be present at any such inspection to the extent that such inspection is specifically related to the Compound.

          (f) Compliance with cGMPs. Ash Stevens shall at its cost provide manufacturing engineering services and develop and validate all processes that are required to ensure that the Compound conforms to and is manufactured in accordance with Ash Stevens quality standards and cGMPs.

8.	HEALTH AND SAFETY PROCEDURES

          Ash Stevens at its cost shall implement and maintain health and safety procedures for the protection of personnel and the environment related to the performance of its obligations under this Agreement and for the handling of any materials or hazardous waste used in or generated by the manufacture and supply of the Compound. Ash Stevens shall comply with all applicable laws related to the performance of its obligations under this Agreement. Ash Stevens shall indemnify Pharmion pursuant to Section 9(d) hereof for any claim or damage, including without limitation employee injury and environmental contamination, arising out of or related to the handling of such materials or waste.

9.	WARRANTIES AND INDEMNIFICATIONS

          (a) Warranties by Ash Stevens. Ash Stevens represents, warrants and covenants to Pharmion as follows:

(1)	Quality of Compound. All Compound shall, as of the date of shipment to Pharmion:

(A)	meet the Specifications and have been manufactured in accordance with the Specifications, as then in effect, and requirements specified by Pharmion under this Agreement;

(B)	have been manufactured in accordance with the then-current cGMPs and the laws and regulations applicable to the manufacture of Compound;

(C)	not be adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act (the “Act”), as amended, and any similar federal, state or local laws or regulations; and

(D)	not be an article which may not, under the provisions of the Act, be introduced into interstate commerce.

SUPPLY AGREEMENT	Page 15 of 25

(2)	No Liens. All Compound shall not be subject to any liens, security interests or any other encumbrances.

          (b) Mutual Warranties. Each Party represents and warrants to the other as follows:

(1)	Power and Authorization. It has all requisite power and authority (corporate and otherwise) to enter into this Agreement and has duly authorized by all necessary action the execution and delivery hereof by the officer or individual whose name is signed on its behalf below.

(2)	No Conflict. Its execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound.

(3)	Enforceability. This Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and except as enforcement is subject to general equitable principles.

(4)	Qualified Personnel. Each Party shall engage and employ only professionally qualified personnel to perform the services contemplated hereunder. Neither Party shall use the services of any person debarred or suspended under the Act. Neither Party has as of the Effective Date and covenants that they shall not during the Term hire, as an officer or an employee, any person who has been convicted of a felony under the laws of the United States of America for conduct relating to the regulation of any drug product under the Act.

          (c) Indemnity by Pharmion. Pharmion will indemnify and hold harmless Ash Stevens and Ash Stevens’ suppliers, affiliates, directors, officers, employees, agents and contractors (the “Ash Stevens Group”) against any and all claims, actions, causes of action, liabilities, losses, costs, damages or expenses (including reasonable attorneys’ fees) to the extent arising out of or in consequence of: (1) the breach by Pharmion of its covenants, representations, warranties and other obligations hereunder, (2) the negligence and/or willful misconduct of a member of the Pharmion Group, (3) any intellectual property infringement claim which relates to aspects of the Compound, such as composition of matter and methods of use of Compound, that

SUPPLY AGREEMENT	Page 16 of 25

are owned or practiced by Pharmion, (4) use by or on behalf of Pharmion of Compound for clinical trials, or (5) the use, marketing, promotion, sale, advertising, or distribution of any product containing Compound; provided, however, that Pharmion shall not be obligated to indemnify any member of the Ash Stevens Group from any liability to the extent indemnified by Ash Stevens pursuant to Section 9(d) (Indemnity by Ash Stevens) hereof.

          (d) Indemnity by Ash Stevens. Ash Stevens will indemnify and hold harmless Pharmion and Pharmion’s suppliers, affiliates, directors, officers, employees, agents and contractors (the “Pharmion Group”) against any and all claims, actions, causes of action, liabilities, losses, costs, damages or expenses (including reasonable attorneys’ fees) to the extent arising out of or in consequence of (1) the breach by Ash Stevens of its covenants, representations, warranties and other obligations hereunder, (2) the negligence and/or willful misconduct of a member of the Ash Stevens Group, and (3) any intellectual property infringement claim which relates to manufacturing aspects of the Compound, such as Ash Stevens’ manufacturing process, that are owned or practiced by Ash Stevens; provided, however, that Ash Stevens shall not be obligated to indemnify any member of the Pharmion Group from any liability to the extent indemnified by Pharmion pursuant to Section 9(c) (Indemnity by Pharmion) hereof.

          (e) Indemnity Procedures. Each of the Ash Stevens Group and the Pharmion Group seeking indemnification under Section 9(c) and 9(d), respectively, shall give the indemnifying Party prompt written notice of any claims made pursuant to Section 9(c) and 9(d), respectively, including any claims asserted or made by any governmental authority or other third party, for which the indemnifying Party might be liable under the foregoing indemnification, together with the opportunity to defend, negotiate and settle such claims. Each of the Ash Stevens Group and the Pharmion Group seeking indemnification will cooperate fully with the indemnifying Party in defending or otherwise resolving any such action, and each indemnified Party in any such action may at its option and expense be represented in such action. Neither Pharmion nor Ash Stevens shall be responsible or bound by any compromise made by the other Party without their prior written consent, which shall not be unreasonably withheld.

          (f) Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

          (g) Disclaimer of warranties. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS SECTION 9, (i) ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY, ARE EXPRESSLY DISCLAIMED, and (ii) PHARMION ACKNOWLEDGES AND AGREES THAT ASH STEVENS MAKES NO REPRESENTATION OR WARRANTY WITH REGARD TO THE COMPOUND OR ANY PRODUCT INCLUDING THE COMPOUND AS TO ITS SAFETY OR EFFICACY AS A PHARMACEUTICAL PREPARATION, OR AS TO ITS SUITABILITY FOR USE IN HUMANS.

10.	INSURANCE

SUPPLY AGREEMENT	Page 17 of 25

          (a) Ash Stevens Insurance. Ash Stevens shall obtain and maintain, at all times during the Term of this Agreement, (i) commercial general liability insurance, including product liability insurance, with financially secure admitted carriers, with limits of not less than Three Million Dollars ($3,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate, in either case to cover the indemnification obligations of Ash Stevens under Section 7(d), which shall name Pharmion as an additional insured, and (ii) workers’ compensation insurance with policy limits of One Million Dollars ($1,000,000). If requested, Ash Stevens shall furnish to Pharmion certificates of such insurance in force from time to time during the term hereof, including renewals and replacements of such coverage.

          (b) Pharmion Insurance. Pharmion shall obtain and maintain, at all times during the Term of this Agreement, (i) commercial general liability insurance, including product liability insurance, with financially secure admitted carriers, or self insurance with appropriate reserves, with limits of not less than Ten Million Dollars ($10,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate, in either case to cover the indemnification obligations of Pharmion under Section 7(c), which shall name Ash Stevens as an additional insured, and (ii) workers’ compensation insurance with policy limits of One Million Dollars ($1,000,000). If requested, Pharmion shall furnish to Ash Stevens certificates of such insurance in force from time to time during the Term hereof, including renewals and replacements of such coverage.

11.	CONFIDENTIALITY AND PROPRIETARY RIGHTS

          (a) Prior Agreements. The Parties acknowledge and agree that the confidentiality obligations of the Confidentiality Agreement and Process Agreement shall be expressly superseded by the provisions of this Section 11. All confidential information disclosed under either the Confidentiality Agreement or the Process Agreement going forward from the Effective Date of this Agreement shall be treated as Confidential Information hereunder.

          (b) Confidential Information. The Parties recognize that, in connection with the performance of this Agreement, each Party (the “Disclosing Party”) may disclose Confidential Information (as defined below) to the other Party (the “Receiving Party”). For purposes of this Agreement “Confidential Information” means proprietary data, information and materials (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a nondisclosure obligation), excluding such data, information and materials that: (A) were known to the Receiving Party at the time of the disclosure by the Disclosing Party as indicated by the Receiving Party’s contemporaneous written records; (B) has become publicly known through no wrongful act of the Receiving Party; (C) has rightfully been received by the Receiving Party from a third party without a duty of confidentiality; or (D) was independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information.

          (c) Scope of Use and Disclosure. The Receiving Party agrees (i) not to use any such Confidential Information for any purpose other than in the performance of its obligations or exercise of its rights under this Agreement and (ii) not to disclose any such Confidential Information, except (1) to its employees, contractors, or other bona fide commercial partners who are reasonably required to have the Confidential Information in connection herewith and are subject to confidentiality agreements no less restrictive than this Agreement; (2) to its agents,

SUPPLY AGREEMENT	Page 18 of 25

representatives, lawyers, and other advisers that have a need to know such Confidential Information; (3) pursuant to, and to the extent of, a request or order by a governmental authority, provided, however, that prior to any such requested or ordered disclosure, the Receiving Party shall give the Disclosing Party reasonable advance notice of any such disclosure and shall cooperate with Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information of Discloser; and/or (4) to the extent authorized by the Disclosing Party in advance in writing. The Receiving Party shall take the same degree of care that it uses to protect its own confidential and proprietary information and materials of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use or disclosure of the Confidential Information of the Disclosing Party. The restrictions of this Section 11(c) shall apply (i) without limitation by time for all Confidential Information of Pharmion of a technical nature that normally would be included within a “Common Technical Document”, or (ii) for a period of five (5) years following the expiration or termination of this Agreement for all other Confidential Information.

          (d) Pharmion Materials. Pharmion shall own and retain all right, title and interest in and to all information, documents and tangible and intangible materials which Pharmion provides to Ash Stevens in connection with this Agreement.

          (e) Work Products. Pharmion shall have the non-exclusive right to use all information, documents and tangible and intangible materials which result from the performance by Ash Stevens of the services contemplated by this Agreement (including, without limitation, data, test results, measurements, quantitative and qualitative analyses, processes, samples, and inventions and technology relating to the Compound).

          (f) Inventions. All information relating to any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable (collectively, “Inventions”) relating to the Compound which are conceived, reduced to practice, or created solely by Ash Stevens and/or its affiliates or agents in the course of performing services under this Agreement (including any background or preexisting technology of Ash Stevens which Ash Stevens so employs), shall be owned by Ash Stevens. All Inventions relating to the Compound which are conceived, reduced to practice, or created solely by Pharmion and/or its affiliates or agents (including any background or preexisting technology of Pharmion which Pharmion shares with Ash Stevens hereunder), shall be owned by Pharmion. Pharmion shall and hereby does grant to Ash Stevens and its affiliates a royalty-free, non-exclusive license during the Term, without the right to sub-license, to use and/or practice all such Pharmion-owned Inventions solely to manufacture the Compound hereunder. Each Party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on its own Inventions. Either Party shall give the other Party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications to the Compound or processes or technology owned or otherwise controlled by such Party.

SUPPLY AGREEMENT	Page 19 of 25

          (g) Trademarks. Pharmion shall retain all right, title and interest arising under the U.S. Trademark Act and all other applicable laws in the trademarks and trade names related to or associated with the Compound and products incorporating the Compound and in all other trademarks and trade names which may be adopted with respect to the Compound and products incorporating the Compound.

          (h) Survival. This Section 11 shall survive (subject to the five (5) year survival limitation in Section 11(c)) after any termination or expiration of this Agreement.

12.	COMPLIANCE WITH LAW

          Each Party shall act in compliance with all applicable laws, regulations and orders relating to its performance under this Agreement, including without limitation as related to the manufacture, storage and commercialization of the Compound.

13.	OTHER PROVISIONS

          (a) Entire Agreement. This Agreement, together with the Process Agreement and Confidentiality Agreement, contain the entire agreement between the Parties relating to the subject matter of this Agreement and any other understandings between the Parties relating to the subject matter of this Agreement are superseded by this Agreement. If there is an inconsistency in the terms of this Agreement and the Process Agreement or the Confidentiality Agreement, the provisions of this Agreement shall control. It is agreed that Sections 11 and 17 of the Process Agreement shall terminate as of the Effective Date notwithstanding anything to the contrary in the Process Agreement. None of the terms of this Agreement shall be deemed to be waived or amended by either Party unless such a waiver or amendment specifically references this Agreement and is in writing signed by the Party to be bound.

          (b) Notices. All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and effective when personally given or when placed in an envelope and deposited in the United States certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Pharmion:	If to Ash Stevens:

Pharmion Corporation	Ash Stevens, Inc.
2525 28th Street, Suite 200	5861 John C. Lodge Freeway
Boulder, CO 80301 USA	Detroit, MI 48202-3398 USA
Attention: President	Attention: President

With a copy to:	With a copy to:

Pharmion Corporation	Morrison & Foerster LLP
Corporate Woods Bldg 14, Suite 240	425 Market Street
8717 W. 110th Street	San Francisco CA, 95104
Overland Park, KS 66210 USA	Attention: Key Shin
Attention: Joe Como

SUPPLY AGREEMENT	Page 20 of 25

or to such other address as to which either Party may notify the other. For the avoidance of doubt, receipt of notice by Key Shin at Morrison & Foerster LLP shall not constitute effective notice to Ash Stevens hereunder.

          (c) Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. This Agreement, including the rights of each Party hereunder and the delegation of the duties of a Party hereunder, shall be assignable: (i) by Pharmion, in whole or in part, without the consent of Ash Stevens, to any affiliate of Pharmion; (ii) by Pharmion, in whole or in part, without the consent of Ash Stevens, in connection with the sale or license of rights related to a drug product which incorporates the Compound; (iii) by either Party, in whole or in part, with the written consent of the other Party; or (iv) by either Party, in whole but not in part, without the consent of the other Party, to the purchaser of substantially all the assets of its business to which this Agreement relates; provided, however, that any such permitted assignee shall execute and deliver to the other Party a written undertaking to observe and perform the duties of the assigning Party hereunder, and provided, further, that the assigning Party shall not be released of any liability hereunder by any such assignment. Any attempted assignment that does not comply with the terms of this Section 13(c) shall be void.

          (d) Governing Law. This Supply Agreement is deemed to have been executed in and shall be governed by and construed according to the laws of the State of Michigan, applicable to contracts made and to be performed in that State. Each Party hereby submits to the non-exclusive jurisdiction of the courts of the State of Michigan for purposes of resolving any dispute. If particular portions of this Supply Agreement are ruled unenforceable, such portions shall be deleted and all other terms and conditions of this Supply Agreement shall remain in full force and effect.

          (e) Publicity. Nothing in this Agreement shall be deemed to give either Party any rights to use the other Party’s trademarks or trade names without the other Party’s prior specific, written consent. Neither Party shall publicly refer to the other Party or the existence of this Agreement in any promotional materials, business plans, investment memoranda, or announcements without the other Party’s prior specific, written consent, provided, however, that the foregoing shall not restrict either Party from making any disclosure as may be reasonably necessary to comply with applicable laws. Notwithstanding the foregoing, either Party may include the following statement in public disclosures: “Ash Stevens, Inc. is the manufacturer of the active pharmaceutical ingredient 5-azacitidine for the product Vidaza marketed by Pharmion, Inc.”

          (f) Independent Contractors. The relationship of the Parties under this Supply Agreement shall be and at all times remains one of independent contractors. No Party is an employee, agent or legal representative of any other Party or shall have any authority to assume or create obligations on any other Party’s behalf.

          (g) Further Assurances. The Parties agree to negotiate in good faith and execute such additional documents and to perform all such other and further acts as may be necessary or desirable to carry out the purposes and intents of this Agreement.

SUPPLY AGREEMENT	Page 21 of 25

          (h) Third Parties. This Agreement is not intended to confer upon any non-party rights or remedies hereunder, except as may be received or created as part of a valid assignment.

          (i) Severability. All of the provisions of this Agreement are intended to be distinct and severable. If any provision of this Agreement is or is declared to be invalid or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such invalidity or unenforceability. Such invalidity or unenforceability shall not affect either the balance of such provision, to the extent it is not invalid or unenforceable, or the remaining provisions hereof, nor render invalid or unenforceable such provision in any other jurisdiction.

          (j) Interpretation. The Parties hereto acknowledge and agree that: (i) each Party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to each Party hereto and not in favor of or against either Party regardless of which Party was generally responsible for the preparation of this Agreement.

                (k) Headings. The headings of articles and sections have been included for convenience only and shall not be considered in interpreting this Agreement.

                    (l) Incorporation of Exhibits. All exhibits referenced herein are hereby made a part of this Agreement.

          (m) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered via electronic facsimile transmission with the same force and effect as if it were executed and delivered by the Parties simultaneously in the presence of one another.

          (o) Audits. From and after the time that the Fee becomes payable under this Agreement, Pharmion and its affiliates (including without limitation any Pharmion Designees which may be affiliates of Pharmion) (each an “Audited Party” and collectively the “Audited Parties”), shall keep and maintain accurate books and records to verify the quantities of Compound sourced from Back-up Supplier(s) by the Audited Parties during a reporting period as may be reasonably required to confirm the amounts payable under Section 4(e) on account of the Fee with respect to such reporting period. The Audited Parties shall preserve such books and records for a period of three (3) years after the end of the period covered by such books and records, which obligation shall survive for three (3) years after expiration or termination of this Agreement. Ash Stevens shall have the right, on thirty (30) calendar days advance written notice and not more than once in any twelve (12) month period, to have an independent accounting firm reasonably acceptable to such Audited Party examine such books and records of the Audited

SUPPLY AGREEMENT	Page 22 of 25

Party solely to verify the accuracy of the Fee reports and the amount of payments made by the Audited Party hereunder during the preceding four (4) quarterly reporting periods. The accounting firm shall execute a confidentiality agreement with the Audited Party in a form mutually acceptable to the Parties that prohibits the accounting firm from disclosing or using information obtained in connection with the audit other than the disclosure to Ash Stevens of the amount of any underpayment or overpayment. Any such audit shall be conducted during the Audited Party’s regular business hours, in such a manner so as not to interfere with the Audited Party’s normal business activities, and shall be at Ash Stevens’ expense, provided that if such audit reveals an underpayment of more than five percent (5%) during any reporting period, the Audited Party shall pay the costs of the audit. Pharmion shall either (i) cause to have included similar audit rights as provided herein in all agreements with Covered Compound Purchasers , or (ii) another mechanism reasonably and mutually agreeable to the Parties, so as to permit Ash Stevens to confirm Fee amounts payable to Ash Stevens for quantities of the Compound sourced from Back-up Suppliers (other than Ash Stevens).

     IN WITNESS WHEREOF, authorized representatives of the Parties have executed this Supply Agreement.

Ash Stevens, Inc.		Pharmion Corporation

By:	/s/ Stephen A. Monk	By:	/s/ Judith A. Hemberger

Name:	Stephen A. Monk, Ph.D.	Name:	Judith A. Hemberger, Ph.D.

Title:	President and CEO	Title:	Executive VP/COO

EXHIBITS A-F ATTACHED HERETO ARE AN ESSENTIAL PART
OF THIS SUPPLY AGREEMENT.

SUPPLY AGREEMENT	Page 23 of 25

TABLE OF EXHIBITS

Cross
Reference	Exhibit
Summary	A	Specifications

Summary	B	Compound Pricing

Section 3	C	Receiving Requirements

Section 5(a)	D	Supplier Notice of Change

Section 6(a)	E	Form of Quality Agreement

Section 6(f)(iii)	F	Prices for Qualified Azacitidine Reference Standard

SUPPLY AGREEMENT	Page 24 of 25

EXHIBIT A

Specifications

1.	As specified in that certain document titled “Ash Stevens Inc. Company Confidential Final Product Specifications & Test Record Form for Azacitidine (1 page) attached hereto, which is incorporated herein by this reference.

2.	As specified in that certain “Common Technical Document” dated as of December 26, 2003 attached hereto, which is incorporated herein by this reference.

* * * * *

SUPPLY AGREEMENT

EXHIBIT B

Compound Pricing

Price per kilo as of the Effective Date (the “Price”): [... *** ...].

The Price shall be adjusted only as follows:

1.	PPI Adjustment. On an annual basis (as of the beginning of each calendar year) to reflect any increase or decrease in the Producer Price Index NAICS #325412P (Pharmaceutical preparations) (“PPI”) for the most recent prior year.

2.	Certain Starting Materials. On an annual basis, to the extent that the cost of the three following starting materials, in the aggregate for all three starting materials, (as appropriately weighted in accordance with the quantity of each used in making a unit weight of Compound) increases or decreases in an amount in excess of the cumulative increase or decrease in the PPI from the Effective Date, due to market circumstances beyond Ash Steven’s reasonable control.

Starting Material	Costs as of Effective Date	Quantity/Yield
Azacytosine	[... *** ...]	[... *** ...]

Ribose Tetraacetate	[... *** ...]	[... *** ...]

Trimethylsilyltrifuoramethly Sulfonate	[... *** ...]	[... *** ...]

3.	Changes to the Specifications. As provided in Section 5(a) (Compound Changes) of the Agreement.

* * * * *

SUPPLY AGREEMENT

*** Confidential Treatment Requested

EXHIBIT C

Pharmion
Receiving Requirements

* * * * *
BEN VENUE
REQUIREMENTS
For Customers Supplying Material

11/02N 4/03R 10/03R

PRIOR TO SHIPPING MATERIAL TO BVL, THE CUSTOMER IS REQUIRED TO:

1.	Contact BVL Materials Management to obtain a PO number to aid in proper receipt of your materials at each of our warehouse locations (See proper address’s below)

2.	Each shipment must contain a packing slip that includes:

•	Material Description

•	BVL PO Number

•	BVL Item Number

•	Customer Lot Number

•	Quantity per Lot, number of containers (gross, tare & net, for each container per lot for chemicals)

In addition to the packing slip, the following should be included with the shipment:

•	C of A for Chemicals

•	Release criteria (if applicable) for materials not tested by BVL

•	Product Name/lot number, that Materials are to be consumed in (only applicable if items are not FIFO)

•	Containers, packages, pallets, etc., properly identified with lot numbers, weights and quantities

BVL Materials Management contacts;

Receipt Contract	Subsequent Contacts
Tracie McCray, Materials Clerk	Annette Semon, Materials Supervisor
TMcCray@cle.boehringer-ingelheim.com	Asemon@cle.boehringer-ingelheim.com
440-232-3320 x 4306	440-201-3223

BVL Warehouse Delivery hours for 300 Northfield Road are Monday thru Friday 7:30 a.m. – 5:00 p.m.

•	(LABELS, CHEMICALS, ETC.)

SUPPLY AGREEMENT

•	Shipping Address:	Problems with deliveries & arrival times please contact:
	Ben Venue Laboratories	Delivery Contact
	300 Northfield Road	Brian Barber, Warehouse Supervisor
	Bedford, Ohio 44146	440-724-2587 Cell Phone
440-232-3320 ext. 3643

BVL Delivery hours for Tread Road are 8:00 a.m. to 2:00 p.m. Monday thru Friday or by appointment only

•	Vials, Stoppers, Seals, (Printed) Shelf Cartons, Unit Cartons, Corrugated Shippers and non-Printed Corrugated Shippers

•	Shipping Address:	BVL DISTRIBUTION CENTER
19200 TREAT ROAD
WALTON HILLS, OHIO 44146

Warehouse Manager, Jim Kelly 440-201-3629

* * * * *

SUPPLY AGREEMENT

EXHIBIT D

Supplier Notice Of Change

MODERATE/MAJOR CHANGE APPROVAL FORM

CHANGE REFERENCE NUMBER

LOT NUMBERS ASSIGNED TO QUALIFYING BATCHES:

SECTION A: REVIEW OF PROPOSED CHANGE

1. SUMMARIZE CHANGE:

II. SUMMARIZE SUPPORTING DATA: (Attach production batch records and other production data (i.e. yield, economic impact) from qualifying runs, analytical results, comparison of quality vs. current production and regulatory specifications.)

SUPPLY AGREEMENT

III. ITEMS AFFECTED BY CHANGE (check all that apply):

Process Validation	☐
Batch Records	☐
Specification	☐
Test Method	☐
Calibration	☐
Equipment	☐
Software Validation	☐
Hardware Validation	☐
Regulatory filings	☐
Other	☐	describe

SECTION B: APPROVAL FOR PERMANENT CHANGE

Obtain final approval from the client (attach all correspondence to and from the client)

By	(DRA)	Date

I. Approval is granted ☐

II. Approval is denied ☐

REASON(S)

By	(QA)	Date

III. SIGNATURES REQUIRED:

Production or Project Manager	Date

Quality Control	Date

Drug Regulatory Affairs	Date

Client (fax copy ok)	Date

Quality Assurance	Date

SUPPLY AGREEMENT

EXHIBIT E

Quality Agreement

Quality Requirements for the Manufacture and Supply of Product

1.	Manufacturing Standards

1.1.	Product Definition

1.1.1.	Product and Starting Materials will be manufactured and tested in accordance with the manufacturing batch records and test methods that will be generated by Ash Stevens and approved by “Company”. The batch records will be those used for batches produced by Ash Stevens and agreed to by “Company”. Development work may dictate changes to production procedures, material specifications and analytical methods. Such changes require approval of “Company” and Ash Stevens.

1.2.	Supply of Starting Materials

1.2.1.	Ash Stevens will supply all materials for the manufacture of Product. Ash Stevens will only use materials that have been released by its Quality Assurance (QA) department and are in full compliance with the Specifications. Ash Stevens will take samples of all API Starting Materials and retain such samples for a minimum of five (5) years after the date the sample was taken, or for a longer period, as reasonably requested by “Company” or as required by applicable law or regulation or as otherwise agreed to by the parties. Sample disposal for API Starting Materials is to be approved prior to disposal at the end of five (5) year period or such longer period as may apply. “Company” shall have the right to take possession of such samples at the end of such five (5) year period or such longer period as may apply, or request Ash Stevens to continue to store such samples.

1.3.	Batch Numbering

1.3.1.	Ash Stevens will assign unique batch numbers for the Product in accordance with Ash Stevens Standard Operating Procedures (SOPs).

1.4.	Processing Responsibilities

1.4.1.	Ash Stevens will manufacture and inspect the Product in strict accordance with Good Manufacturing Practices, as set forth in the United States Code of Federal Regulations (specifically, 21 CFR 210 and 211 and the recently adopted ICH Guidance Q7a) and The Rules Governing Medicinal Products in the European Community — Volume IV as amended and updated from time to time, and all other applicable regulatory requirements.

SUPPLY AGREEMENT

1.5.	Reprocessing

1.5.1.	Ash Stevens shall not reprocess a batch without the prior written consent of a Quality Representative of Ash Stevens and a Quality Representative of “Company”. The Quality Representatives for “Company” and Ash Stevens are listed at the end of this Appendix. Reprocessing shall mean introducing Starting Materials and/or Product that does not conform to established standards or Specifications back into manufacture by repeating a step that is part of the manufacturing process.

1.6.	Changes to the Manufacturing Process

1.6.1.	Ash Stevens will not make any material changes to the manufacturing process relating to the Starting Materials or the Product without obtaining the “Company” Quality Representative’s prior written approval. A material change is defined as any change that:

a) may affect the quality, purity, identity or strength of the Starting Materials or the Product; and/or

b) would result in changing or modifying the Specifications, test methods, SOPs or batch records relating to the Starting Materials or the Product.

1.6.2	A formal Change Control process in conformance with a mutually agreed SOP shall be set up between Ash Stevens and “Company”. As part of this process, the two parties shall inform each other of any proposal to change significant items of process, equipment or test, or any item specifically mentioned in the Regulatory Dossier.

1.7.	Storage of Product

1.7.1.	Starting Materials and Product will be stored at temperatures to be specified by “Company”.

2.	Testing

2.1.	General Testing

2.1.1.	In-process testing and release testing of Starting Materials, Raw Materials and Product will be the responsibility of Ash Stevens in accordance with the test methods agreed to by “Company”. Ash Stevens will transfer the methods and write test methods and assay qualification protocols that will be approved by the “Company” Quality Representative.

2.2.	Provision of Samples to “Company”

SUPPLY AGREEMENT

2.2.1.	In the event that “Company” requests samples of the Product, Starting Materials and/or supplies of in-process materials for testing and/or storage, such samples will be shipped by Ash Stevens to “Company” under the shipping conditions specified by “Company”.

2.3.	Packaging Specification

2.3.1.	Labeling and packaging of Starting Materials and Product will comply with the batch records, SOPs and written instructions, as recommended by Ash Stevens and agreed to by “Company”, as appropriate.

2.4.	Retains

2.4.1.	Ash Stevens agrees to store all retained samples for API as specified in the Specifications and Test Record form for that specific material. The quantity of retain samples will be as specified on Ash Stevens’ Specification and Test Record form provided that the quantity is sufficient to perform three full tests of the item shall be retained. API retain samples will be maintained and retained by Ash Stevens for a period ending five years following the end of the calendar year in which the Product lot including such API reaches the end of it’s shelf life.

2.4.2.	“Company” shall be responsible for maintaining the routine, post-marketing and stability testing program for Product to ICH guidelines. Upon request, “Company” will provide to Ash Stevens updated summaries of the stability testing program as required to permit Ash Stevens to meet its regulatory compliance obligations.

3.	Quality Responsibilities

3.1.	Process Deviations

3.1.1.	Any major unplanned deviations in manufacture (including non-conforming test results) discovered by Ash Stevens shall be reported to “Company’s” Quality Representative within five (5) business days after the discovery thereof. Ash Stevens will provide documentation to “Company’s” Quality Representative of all major deviations. “Company” will make every reasonable effort to review a temporary change request or quality deviation within five (5) business days, either giving approval or disapproval to proceed to Ash Stevens or requisitioning additional information and/or a joint investigation. “Company” QA will review all deviations as part of the release process. The resolutions of the deviations must be approved jointly by Ash Stevens’ and “Company’s” Quality Representatives.

SUPPLY AGREEMENT

3.2.	Failure Investigations

3.2.1.	Ash Stevens shall be responsible for investigating any test result or in-process test, which fails to meet Specification. Each investigation must give rise to an explanation and/or corrective action, which must be reviewed and approved by Ash Steven’s Quality Assurance Department. The investigation must document the effect of any failure on the safety, efficacy or quality of Product. To support this assurance, additional sampling, testing and checks may be required and these must be recorded in the batch file.

3.3.	Documentation

3.3.1.	Ash Stevens will make available all testing data, batch documentation and deviations/investigations associated with the batch within (5) business days after Ash Stevens QA has completed review of the batch production and control records. The time for release of product typically shall not exceed thirty (30) business days after the completion of processing.

3.4.	Statement of Release

3.4.1.	The final Release of the Product is the responsibility of Ash Stevens. Consistent with regulatory guidance, Product may not be shipped until the Release process is complete. Test samples may be made available to “Company” or to “Company’s” agent prior to release of the bulk batch, at “Company’s” request.

3.4.2.	A senior person qualified and responsible for quality assurance for Ash Stevens will sign a Certificate of Conformity and a Certificate of Analysis confirming that Product has been made and tested in accordance with the Master Batch Record and with all provisions hereof this Agreement. The Certificate of Analysis must give full analytical results and the specification limits for each batch and must be supplied with each delivery of each batch of Product.

3.5.	Retention of Records

3.5.1.	Records relating to manufacture shall be maintained by Ash Stevens in accordance with the Agreement.

3.6.	Approval of Ash Stevens Documentation

3.6.1.	All Ash Stevens SOPs and documentation relating to the manufacture of Starting Materials and Product will be made available to “Company” for inspection upon request by “Company”. All batch records, Starting Materials Specifications, Intermediate Product Specification and Final Product Specifications will be approved in advance by “Company”.

3.7.	Access by “Company” Representatives

SUPPLY AGREEMENT

3.7.1.	Upon “Company’s” request, Ash Stevens will permit “Company” to have one or more representatives present in the Facility to observe manufacture of Starting Materials and Product in accordance with the Agreement.

3.8.	Performance of Quality Audits

3.8.1.	Ash Stevens will permit “Company’s” Quality Representative or his/her designees to enter Ash Stevens’s Facility upon reasonable notice during regular business hours for the purpose of performing quality audits of the Facilities used in the manufacture, storage, analysis and shipping of Starting Materials and Product.

3.9.	Validation

3.9.1.	Ash Stevens shall be responsible for ensuring that the manufacturing process and analytical methodologies are validated. The aim of this validation is to ensure that the process is capable of consistently achieving Product’s acceptance specifications using validated analytical methods.

3.9.2.	Ash Stevens shall be responsible for ensuring that adequate cleaning is carried out between batches of different products to prevent cross contamination. The cleaning process shall be validated. The validation shall be updated to cover any new products made in the same facilities as those for Product for “Company”.

3.9.3.	Ash Stevens shall be responsible for the qualification of all relevant utility, equipment, computer systems and facilities associated with the manufacture, storage or testing of Product.

3.10.	Laboratories

3.10.1.	Ash Stevens shall be responsible for ensuring that all laboratories, including contract laboratories, are compliant with relevant cGMP’s, including Good Laboratory Practices and are qualified in all of the methodology associated with Product.

4.	Shipping and Transport of Product

4.1.	Ash Stevens will pack and ship Starting Materials and Product according to Ash Stevens’ SOPs and “Company’s” instructions for quantities and consignees. Instructions should be provided at least five (5) business days prior to the desired date of receipt. Shipments from Ash Stevens will routinely be made on Monday, Tuesday, Wednesday or Thursday to preclude weekend handling by agents.

5.	Regulatory Inspections

SUPPLY AGREEMENT

5.1.	Notification of Regulatory Inspections

5.1.1.	Each party will notify the other within twenty-four (24) hours after becoming aware of any regulatory inspections of Facility that involve Product. Both Parties will notify each other of any issues that affect regulatory approval, filings or continued supply of Product.

5.2.	Review of Regulatory Finding

5.2.1.	Ash Stevens agrees that “Company” may review and approve all regulatory findings or communications between Ash Stevens and any authority that directly affect the Product.

6.	Communication

6.1.	All communication affecting the Quality Requirements shall be between the Quality Representatives, except as otherwise stated in the Agreement.

7.	Conflict Resolution

7.1.	Any disputes or conflicts relating to these Quality Requirements will be resolved by Ash Stevens and “Company” Quality Representatives in a timely and equitable manner and in compliance with all applicable regulatory requirements and in accordance with cGMPs, as applicable. Such resolutions shall be in writing and will be signed by an Ash Stevens and a “Company” Quality Representative.

8.	Quality Information to be Provided

8.1.	Data provided to “Company” by Ash Stevens upon request only applies to “Company’s” materials, data, not other ASI projects.

8.2.	Ash Stevens will provide “Company” with an Annual Product Review according to the requirements defined by the “Company”.

9.	Trade Secrets and Proprietary Information

9.1.	Production Procedures, Specifications and Test Methods developed specifically and uniquely for preparation of the Product may not be divulged to third parties, with the exception of regulatory bodies, without the express written consent of the management of Ash Stevens and “Company”.

10.	Complaints

10.1.	The “Company” shall be responsible for coordinating the investigation of any complaints about Pharmaceutical products made from Product and shall notify Ash

SUPPLY AGREEMENT

Stevens of any complaint which may impact Product’s quality and may be due to the manufacture, to the quality of any component or to testing of the Product.

10.2.	Ash Stevens shall investigate and provide a rapid initial response and a full report as soon as possible and in any event as to enable “Customer” to meet any required regulatory timeframe.

10.3.	If Ash Stevens receives any complaint directly it shall promptly notify “Company”.

10.4.	“Company” shall be responsible for all activities relating to medical surveillance and reporting to authorities.

11.	Changes to Quality Requirements

11.1.	These Quality Requirements or any part of them may only be changed by the signed and dated written agreement of the parties.

Authorized Quality Representatives of the Parties

The following represents the list of people allowed to approve change to these Quality Requirements (“Quality Representatives”). Any change must be signed by both parties’ Quality Representative.

“Company” Quality Representatives:

Quality Assurance Manager Quality Assurance Director Vice President, Global Manufacturing

Authorized Ash Stevens Quality Representatives:

Senior Quality Assurance Associate	Senior Quality Assurance Associate

Quality Assurance Associate	Quality Control Manager

Vice President, Quality

SUPPLY AGREEMENT

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

“Company”, Inc.

By: /s/ Judith A. Hemberger

(Signature)

Name: Judith A. Hemberger

(Print/Type)

Title: Executive VP/COO Date: 15 April 2005

Ash Stevens, Inc.

By: /s/ Stephen A. Monk (Signature)

Name: Stephen A. Monk

(Print/Type)

Title: President & CEO

Date: March 31, 2005

SUPPLY AGREEMENT

EXHIBIT F

Prices for Qualified Azacitidine Reference Standard

Price for qualified Compound reference standard per kilo as of the Effective Date (the “Reference Standard Price”): [... *** ...].

The Reference Standard Price shall be adjusted only as follows:

1.	PPI Adjustment. On an annual basis (as of the beginning of each calendar year) to reflect any increase or decrease in the Producer Price Index NAICS #325412P (Pharmaceutical preparations) (“PPI”) for the most recent prior year.

2.	Changes to the Specifications. As provided in Section 5(a) (Compound Changes) of the Agreement.

* * * * *

SUPPLY AGREEMENT

*** Confidential Treatment Requested